P O W E R  O F  A T T O R N E Y

KNOW ALL MEN BY THESE PRESENTS THAT

        I, John F. Rousseau, Jr., have made, constituted and appointed, and by these presents do make, constitute and appoint Richard Tamulski, William H. Burns, Jr., and John C. McNeirney true and lawful attorney for me and in my name, place and stead, to prepare, execute and file with the Securities and Exchange Commission, National Association of Securities Dealers, or any other appropriate regulatory or administrative agencies any and all forms, statements or reports which may be required with respect to reporting my beneficial ownership of securities of MINRAD INC., or any successor to Minrad, including, without limitation, the statements entitled "Initial Statement of Beneficial Ownership of Securities" on Form 3, "Statement of Change in Beneficial Ownership of Securities" on Form 4, and "Annual Statement of Beneficial Ownership of Securities" on Form 5 required to be filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, giving and granting unto said attorney full power and authority to do and perform all and every act or thing whatsoever requisite and necessary to be done in and about the premises, as fully to all intents and purposes as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that the said attorney, or his substitute(s) shall lawfully do or cause to be done by virtue thereof.

        IN WITNESS WHEREOF, I have hereunto set my hand and seal the 9th day of August, 2004.

/s/ John F. Rousseau, Jr.

STATE OF MASSACHUSETTS )
                                                     ) SS.:
COUNTY OF SUFFOLK           )

        On this 9th day of August, 2004, before me, the subscriber, personally appeared Duane B. Hopper to me personally known to be the same person described in and who executed the foregoing instrument, and he acknowledged to me that he executed the same.

/s/ Gillian F. Addison
Notary Public
SEAL